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As filed with the Securities and Exchange Commission on June 6, 2007

Registration No. 333-141488

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TC PipeLines, LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-2135448 (I.R.S. Employer Identification Number)

110 Turnpike Road, Suite 203 Westborough, Massachusetts 01581 (508) 871-7046 (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)	Russ Girling
TC PipeLines, LP
110 Turnpike Road, Suite 203
Westborough, Massachusetts 01581
(508) 871-7046
(Name, address, including zip code, and
telephone number, including area code,
of agent for service)

With copies to:

Alan Talkington and Brett Cooper Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105 (415) 773-5700

        Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

 EXPLANATORY NOTE

        This post-effective amendment is being filed to convert the Form S-3ASR (automatic shelf registration) to a Form S-3.

The information in this prospectus is not complete, and we may change it. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not printed.

Subject to completion, dated June 6, 2007

Prospectus

17,356,086
Common Units
Offered by Selling Unitholders

        Up to 17,356,086 common units may be offered and sold from time to time by the selling unitholders named in this prospectus or in any supplement to this prospectus. The selling unitholders may sell the common units at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The common units covered by this prospectus may be sold at market prices prevailing at the time or at negotiated prices. We will not receive any proceeds from the sale of the common units by the selling unitholders.

        Our common units are quoted for trading on The Nasdaq Global Select Market under the symbol "TCLP."

        Investing in our securities involves risks. You should carefully consider the risk factors set forth in "Risk Factors" on page 3 herein, in the applicable supplement to this prospectus, and in the materials incorporated by reference herein before investing in any securities that may be offered.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2007

TABLE OF CONTENTS

About This Prospectus	i
Where You Can Find More Information	1
Cautionary Statement Regarding Forward-Looking Statements	2
About TC PipeLines, LP	3
Risk Factors	4
Use of Proceeds	16
Description of Common Units	16
Selling Unitholders	17
Tax Considerations	19
Investment In Us By Employee Benefit Plans	33
Plan of Distribution	34
Legal Matters	35
Experts	35

        We have not authorized anyone to give any information or make any representation that differs from, or adds to, the information in this document or in our documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

        If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

        The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, the selling unitholders may from time to time sell up to 17,356,086 of our common units.

        This prospectus generally describes us and the common units that may be offered by the selling unitholders. In connection with any offer or sale of common units by the selling unitholders under this prospectus, the selling unitholders are required to provide this prospectus and, in certain cases, a prospectus supplement that will contain specific information about the selling unitholders, the terms of the applicable offering and the securities being offered. The prospectus supplement also may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

        You should carefully read both this prospectus and any prospectus supplement and the additional information described under the heading "Where You Can Find More Information." As used in this prospectus, "we," "us," "our" and "TC PipeLines" mean TC PipeLines, LP and, where the context requires, include our subsidiary limited partnerships.

i

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

        In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

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  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

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  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

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  Our Current Reports on Form 8-K filed on January 19, 2007, February 15, 2007 and February 23, 2007 and on Form 8-K/A filed March 20, 2007.

  •
  The description of our common units contained in our registration statement on Form 8-A, filed on May 14, 1999.

        We also incorporate by reference additional documents that we may file with the SEC until all of the securities offered by this prospectus have been sold. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

        You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this document, by requesting them in writing or by telephone from us at the following address:

TC PipeLines, LP
110 Turnpike Road, Suite 203
Westborough, Massachusetts, 01581
Toll Free: (877) 290-2772
Direct Dial: (508) 871-7046

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference contain forward-looking statements that relate to, among other things, anticipated financial performance, business prospects, strategies, market forces and commitments. Much of this information appears in "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is incorporated by reference from our Annual Report on Form 10-K filed for the fiscal year ended December 31, 2006.

        All forward-looking statements are based on the our current beliefs as well as assumptions made by and information currently available to us. These statements reflect the our current views with respect to future events. We assume no obligation to update any such forward looking statements to reflect events or circumstances occurring after the date hereof. Words such as "anticipate," "believe," "estimate," "expect," "plan," "intend," "forecast," and similar expressions, identify forward-looking statements.

        By its nature, forward-looking information is subject to various risks and uncertainties, including the risk factors discussed in the section entitled "Risk Factors" in this or the applicable prospectus supplement.

ABOUT TC PIPELINES, LP

        TC PipeLines, LP is a publicly traded Delaware limited partnership formed in 1998. Our strategic focus is on delivering stable, sustainable cash distributions to our unitholders and finding opportunities to increase cash distributions while maintaining a low risk profile. The general partner of the Partnership is TC PipeLines GP, Inc. ("TC PipeLines GP"), an indirect wholly-owned subsidiary of TransCanada Corporation ("TransCanada"). Our common units are traded on the Nasdaq Global Select Market under the symbol "TCLP."

        We own a 46.45 per cent interest in Great Lakes Gas Transmission Limited Partnership ("Great Lakes"), which we acquired on February 22, 2007 from El Paso Corporation. The remaining 53.55 interest in Great Lakes is held by TransCanada.

        We own a 50 per cent interest in Northern Border Pipeline Company ("Northern Border Pipeline") including 20 per cent acquired on April 6, 2006. The remaining 50 per cent interest in Northern Border Pipeline is held by ONEOK Partners, L.P. ("ONEOK Partners"), formerly known as Northern Border Partners, LP, a publicly traded limited partnership that is controlled by ONEOK, Inc. At December 31, 2006, each partner held a 50 percent voting interest on the Management Committee of Northern Border Pipeline.

        We also own or control a 99 per cent interest in Tuscarora Gas Transmission Company ("Tuscarora"). We originally acquired a 49 per cent interest from TCLP Tuscarora Ltd., an indirect wholly-owned subsidiary of TransCanada, in September 2000, which continues to hold a one per cent general partner interest in Tuscarora. The Partnership purchased its remaining interest in Tuscarora from Tuscarora Gas Pipeline Co., a wholly-owned subsidiary of Sierra Pacific Resources, on December 19, 2006.

        As of March 15, 2007, we had 34,856,086 common units outstanding, of which 24,142,935 were held by the public, 8,678,045 were held by TransCan Northern Ltd. and 2,035,106 were held by the general partner, both indirect wholly-owned subsidiaries of TransCanada. TransCanada, through its indirect ownership of the Partnership's general partner, holds a two per cent general partner interest in the Partnership. In addition to the distributions received as a common unitholder, the general partner also receives incentive distributions if quarterly cash distributions on the common units exceed levels specified in the partnership agreement.

RISK FACTORS

        Limited partner interests are inherently different from the capital stock of a corporation. Before you invest in our securities you should consider carefully the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document.

        If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that event, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Inherent in Our Business

We are dependent on our pipeline systems and may not be able to generate sufficient cash from the distributions from Great Lakes, Northern Border Pipeline and the operations of Tuscarora to enable us to pay the expected quarterly distribution on TC PipeLines' common units.

        The actual amount of cash we will have available to distribute to our common unitholders will depend upon numerous factors relating to each of Great Lakes, Northern Border Pipeline and Tuscarora's ("our pipeline systems") businesses, most of which are beyond our control and the control of our general partner, including:

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  the amount of cash distributed to us from our pipeline systems;

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  the tariff and transportation charges collected by our pipeline systems for transportation services on their pipeline systems;

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  the ability to recontract capacity for maximum transportation rates as existing contracts terminate;

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  the amount of cash required to be contributed by us to our pipeline systems in the future;

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  the success of our pipelines competing with other pipeline systems;

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  increases in our pipeline systems' maintenance and operating costs; and

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  expansion costs related to these systems.

        Other factors that affect the actual amount of cash that we will have available for distribution to our unitholders include the following:

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  the amount of cash set aside and the adjustment in reserves made by our general partner in its sole discretion;

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  the amount of our operating costs, including payments to our general partner;

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  the required principal and interest payments on our debt;

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  the cost of acquisitions, including related debt service payments; and

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  our issuance of debt and equity securities.

If any significant shipper fails to perform its contractual obligations, our pipeline systems' respective cash flows and financial condition could be adversely impacted.

        As of December 31, 2006, each of our pipeline systems has customers that account for more than ten per cent of its revenue. Sierra Pacific Power, a wholly-owned subsidiary of Sierra Pacific Resources, is Tuscarora's largest shipper, with firm contracts for approximately 69 per cent of its capacity. Sierra Pacific Resources and Sierra Pacific Power have below-investment grade credit ratings. If any of the significant shippers on our pipeline systems fail to meet their contractual obligations, our ability to make cash distributions to our unitholders at current levels may be adversely affected.

Our pipeline systems may not be able to maintain existing customers or acquire new customers when the current shipper contracts expire or customers may choose to recontract for shorter periods or at less than maximum rates.

        Demand for natural gas is seasonal. Capacity that is contracted under firm service transportation agreements is not impacted by seasonal throughput variations but when transportation agreements expire, seasonal demand can impact Great Lakes' and Northern Border Pipeline's ability to recontract firm service transportation capacity. Accordingly, throughput on Great Lakes and Northern Border Pipeline have and may continue to experience seasonal fluctuations and discounting of rates may be required to maximize revenue.

        The renewal or replacement of existing contracts with customers of Great Lakes and Northern Border Pipeline depends on a number of factors beyond Great Lakes' and Northern Border Pipeline's control, including:

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  the supply of natural gas in Canada and the U.S.;

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  competition from alternative sources of supply in the U.S.;

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  competition from other pipelines; and

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  the price of, and demand for, natural gas in markets served by the Great Lakes and Northern Border Pipeline systems.

        Because of ongoing changes in these factors and customers' ability to adjust to changing market conditions, Great Lakes and Northern Border Pipeline may sell a significant portion of available capacity on a short-term basis. The weighted average life of Great Lakes' and Northern Border Pipeline's contracts has generally declined over time. Additionally, if the forward natural gas basis differentials do not support maximum rates, they may sell portions of its capacity at discounted rates. Any inability by Great Lakes and Northern Border Pipeline to renew existing contracts at maximum rates or at all may have an adverse impact on their revenues, and, as a result, cash distributions made to us.

        Tuscarora competes in the northern Nevada natural gas transmission market with Paiute, owned by Southwest Gas Co. of Las Vegas, Nevada. The Paiute pipeline interconnects with Northwest Pipeline Corp. at the Nevada-Idaho border and transports natural gas from British Columbia and the U.S. Rocky Mountain Basin to the northern Nevada market.

        TransCanada's main pipeline systems transport natural gas from the same natural gas reserves in Western Canada that are used by our pipeline systems' customers. TransCanada is not prohibited from actively competing with our pipeline systems for the transport of Western Canadian natural gas.

Our pipeline systems' transportation rates are subject to review and possible adjustment by federal regulators.

        Our pipeline systems are subject to extensive regulation by the FERC, which regulates most aspects of their business, including their respective transportation rates. Under the Natural Gas Act, interstate transportation rates must be just and reasonable and not unduly discriminatory. Action by the FERC on currently pending matters as well as matters arising in the future could adversely affect our pipeline systems' ability to establish rates, or to charges rates that would cover future increase in their costs, or even to continue to collect rates that cover current costs, including a reasonable return. We cannot assure unitholders that our pipeline systems will be able to recover all of their costs through existing or future rates.

The long-term financial conditions of our pipeline systems, and as a result, of TC PipeLines, are dependent on the continued availability of Western Canadian natural gas for import into the U.S.

        The development of additional natural gas reserves requires significant capital expenditures by others for exploration and development drilling and the installation of production, gathering, storage, transportation and other facilities that permit natural gas to be produced and delivered to pipelines that interconnect with our pipeline systems. High exploration and production costs, low prices for natural gas, regulatory limitations, or the lack of available capital for these projects could adversely affect the development of additional reserves and the production, gathering, storage, pipeline transmission, import and export of natural gas supplies.

        In addition, the internal demand for Canadian natural gas may increase, as a result of increased demand for electricity generation and other industrial requirements, including the development of oil sands projects, which may require substantial amounts of natural gas. This higher internal demand may reduce the amount of gas available for import to the U.S. In the longer term, a portion of the Alberta hub gas supply may come from proposed gas pipelines from the North Slope of Alaska and the Mackenzie Delta of Canada and from the continued growth of coal bed methane projects. Cancellation or delays in the construction of such pipelines or such projects could adversely affect us. If the availability of Alberta hub natural gas were to decline, existing shippers on our pipeline systems may be unlikely to extend their contracts and our pipeline systems may be unable to find replacement shippers for lost capacity. Furthermore, additional natural gas reserves may not be developed in commercial quantities and in sufficient amounts to fill the capacities of each of our pipeline systems.

Our pipeline systems' businesses depend in part on the level of demand for Western Canadian natural gas in the markets the pipeline systems serve. If demand for Western Canadian natural gas decreases, shippers may not enter into or renew contracts.

        Our pipeline systems' businesses depend in part on the level of demand for Western Canadian natural gas in the markets the pipeline systems serve. The volumes of natural gas delivered to these markets from other sources affect the demand for both Western Canadian natural gas and use of these pipeline systems. Demand for Western Canadian natural gas also influences the ability and willingness of shippers to use our pipeline systems to meet the demand that these pipeline systems serve.

        In addition, existing customers may not extend their contracts if the cost of delivered natural gas from other producing regions into the markets served by our pipeline systems is lower that the cost of natural gas delivered by our pipeline systems. Our pipeline systems may be unable to find additional customers to replace the lost demand or transportation fees. Our financial performance depends to a large extent on the capacity contracted on our pipeline systems. Decreases in the volumes transported by our pipeline systems, whether caused by supply or demand factors in the markets these pipeline systems serve, competition or otherwise, can directly and adversely affect our revenues and results of operations.

If the FERC requires that our pipeline systems' tariff be changed, their respective cash flows may be adversely affected.

        Our pipeline systems are subject to extensive regulation by the FERC. The FERC's regulatory authority is not limited to but extends to matters including:

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  transportation of natural gas;

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  rates and charges;

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  terms of service including creditworthiness requirements;

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  construction of new facilities;

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  extension or abandonment of service and facilities;

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  accounts and records;

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  depreciation and amortization policies;

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  the acquisition and disposition of facilities;

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  initiation and discontinuation of services; and

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  standards of conduct business relations with certain affiliates.

        Given the extent of regulation by the FERC and potential changes to regulations, we cannot predict:

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  the likely federal regulations under which our pipeline systems will operate in the future;

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  the effect that regulation will have on financial position, results of operations and cash flows of our pipeline systems and ourselves; or

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  whether our cash flow will be adequate to make distributions to unitholders.

The outcome of future proceedings before the FERC may adversely affect the amount of cash our pipeline systems is able to distribute to us.

We may be unable to cause Great Lakes or Northern Border Pipeline to take or not to take certain actions unless the other owner agrees.

        The major policies of Northern Border Pipeline and Great Lakes are established by the Management Committee.

        Northern Border Pipeline's Management Committee consists of four members, two of whom are designated by us and two of whom are designated by an affiliate of ONEOK. The Management Committee requires the affirmative vote of a majority of the partners' ownership interests to act on most activities. Certain activities require the unanimous consent of the committee, such as the filing of the application for regulatory authority to construct and operate new facilities and any changes to the cash distribution policy. Because of these provisions, without the concurrence of ONEOK, we may be unable to cause Northern Border Pipeline to take or not to take certain actions, even though those actions may be in the best interest of us or Northern Border Pipeline.

        Great Lakes' Management Committee consists of six members, three of whom are designated by us and three of whom are designated by TransCanada. All decisions by the Management Committee require unanimous consent. An Executive Committee which consists of three members: one Partnership Committee Member, one TransCanada Committee Member and the Great Lakes' President, a non-voting member. The Executive Committee has all of the powers of the Management Committee in the management of Great Lakes' business. Because of these provisions, without the concurrence of TransCanada, we may be unable to cause Great Lakes to take or not to take certain actions, even though those actions may be in the best interest of us or Great Lakes.

If our pipeline systems do not maintain their respective rate bases, the amount of revenue attributable to the return on the rate base they collect from their shippers will decrease over time.

        Our pipeline systems are generally allowed to collect from their customers a return on their assets or "rate base" as reflected in their financial records as well as recover that rate base through depreciation. The amount they may collect from customers decreases as the rate base declines as a result of, among other things, depreciation and amortization.

Our pipeline systems' pipeline integrity program may impose significant costs and liabilities.

        The U.S. Department of Transportation issued final rules (effective March 2001 with respect to hazardous liquid pipelines and February 2004 with respect to natural gas pipelines) requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rules refer to as "high consequence areas." The final rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002. At this time, we cannot predict the ultimate costs of compliance with this rule because those costs will depend on the number and extent of the pipeline testing and any subsequent repairs found to be necessary. Our pipeline systems will continue their pipeline integrity testing programs to assess and maintain the integrity of the pipelines. The results of this work could cause our pipeline systems to incur significant and unanticipated capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of their pipelines.

Our pipeline systems' indebtedness may limit their ability to borrow additional funds, make distributions to us or capitalize on business opportunities.

        As of December 31, 2006, Great Lakes, Northern Border Pipeline, Tuscarora had $450 million, $599.8 million and $71.1 million of debt outstanding, respectively. This substantial level of debt could have important consequences to Great Lakes, Northern Border Pipeline and Tuscarora, including the following:

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  their ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

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  they will need a portion of their cash flow to make interest payments on the debt, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to us, which will reduce our ability to make distributions to our unitholders;

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  their debt level will make them more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

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  their debt level may limit our flexibility in responding to changing business and economic conditions.

        Our pipeline systems ability to service their debt will depend upon, among other things, future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control.

        In addition, under the terms of these financing arrangements, our pipeline systems are prohibited from making cash distributions during an event of default under their debt instruments. Under Great Lakes' debt instruments, Great Lakes has limitations on the level of indebtedness and has other restrictions, including a general prohibition against liens on pipeline facilities. Provisions in Northern Border Pipeline's debt instruments limit its ability to incur indebtedness and engage in specific transactions. This could reduce its ability to capitalize on business opportunities that arise in the course of its business. Under Tuscarora's debt instruments, Tuscarora has granted a security interest in certain of its transportation contracts, which is available to noteholders upon an event of default. In addition, our third party credit facility requires us to maintain certain financial ratios and contains restrictions on incurring additional debt and making distributions to partners.

        Any future refinancing of our pipeline systems' or our existing indebtedness or any new indebtedness could have similar or greater restrictions.

Cash distributions are dependent primarily on our cash flow, financial reserves and working capital borrowings.

        Cash distributions are not dependent solely on our profitability, which is affected by non-cash items. Therefore, we may make cash distributions during periods when losses are reported and may not make cash distributions during periods when we record profits.

Our pipeline systems' operations are regulated by federal and state agencies responsible for environmental protection and operational safety.

        Risks of substantial costs and liabilities are inherent in pipeline operations and each of our pipeline systems may incur substantial costs and liabilities in the future as a result of stricter environmental and safety laws, regulations and enforcement policies and claims for personal or property damages resulting from our pipeline systems' operations. If our pipeline systems are not able to recover these costs, cash distributions to unitholders could be adversely affected.

        Our pipeline systems' operations are subject to operational hazards and unforeseen interruptions, including natural disasters, adverse weather, accidents or other events beyond their control. A casualty occurrence might result in a loss of equipment or life, as well as injury and extensive property or environmental damage.

If we were to lose TransCanada's management expertise, we would not have sufficient stand-alone resources to operate.

        As a result of acquisitions in 2006, TransCanada, or a wholly-owned subsidiary, is or will become operator of all our pipeline systems. We do not presently have sufficient stand-alone management resources to operate without services provided by TransCanada. Further, we would not be able to evaluate potential acquisitions and successfully complete acquisitions without TransCanada's resources.

Increases in interest rates could materially adversely affect our business, results of operations, cash flows and financial condition.

        We have significant exposure to increases in interest rates. As of February 28, 2007, TC PipeLines had approximately $586.0 million of debt, of which $515 million was at variable interest rates. As a result, our results of operations, cash flows and financial condition, could be materially adversely affected by significant increases in interest rates. From time to time, we may enter into interest rate swap arrangements, which decrease our exposure to variable interest rates. At February 28, 2007, approximately $300 million of our debt was mitigated by fixed interest rate swap arrangements.

        An increase in interest rates may also cause a corresponding decline in demand for equity investments, in general, and in particular for yield-based equity investments such as our common units. Any such reduction in demand for our common units resulting from other more attractive investment opportunities may cause the trading price of our common units to decline.

Risks Inherent in an Investment in the Partnership

We do not have the same flexibility as other types of organizations to accumulate cash and equity to protect against illiquidity in the future.

        Unlike a corporation, our partnership agreement requires us to make quarterly distributions to our unitholders of all available cash reduced by any amounts of reserves for commitments and contingencies, including capital and operating costs and debt service requirements. The value of our units and other limited partner interests may decrease in direct correlation with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to recapitalize by issuing more equity.

TC PipeLines GP and its affiliates have limited fiduciary responsibilities and may have conflicts of interest with respect to our partnership.

        The directors and officers of TC PipeLines GP and its affiliates have duties to manage TC PipeLines GP in a manner that is beneficial to its stockholders. At the same time, TC PipeLines GP has duties to manage our partnership in a manner that is beneficial to us. Therefore, TC

PipeLines GP's duties to us may conflict with the duties of its officers and directors to its stockholders. Such conflicts may include, among others, the following:

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  decisions of TC PipeLines GP regarding the amount and timing of asset purchases and sales, cash expenditures, borrowings, issuances of additional common units and reserves in any quarter may affect the level of cash available to pay quarterly distributions to unitholders and TC PipeLines GP;

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  under our partnership agreement, TC PipeLines GP determines which costs incurred by it and its affiliates are reimbursable by us;

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  affiliates of TC PipeLines GP may compete with us in certain circumstances;

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  TC PipeLines GP may limit our liability and reduce our fiduciary duties, while also restricting the remedies available to our unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty. As a result of purchasing our units, unitholders are deemed to consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law;

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  we do not have any employees and we rely solely on employees of TC PipeLines GP and its affiliates, and

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  TransCanada, or a wholly-owned subsidiary, is and will be the operator of our pipeline systems. This operator role along with their ownership interests in Tuscarora and Great Lakes, may put TransCanada in a position to have to make decisions that may conflict as operator and owner of these systems.

The Partnership's indebtedness may limit its ability to borrow additional funds, make distributions or capitalize on business opportunities.

        As of February 28, 2007, the Partnership had $586 million of debt outstanding. This substantial level of debt could have important consequences to the Partnership including the following:

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  our ability to obtain additional financing, if necessary, for working capital, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

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  we will need a portion of our cash flow to make interest payments on the debt, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to our unitholders; and

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  our debt level may limit our flexibility in responding to changing business and economic conditions.

        Our ability to service our debt will depend upon, among other things, future financial and operating performance of our pipeline systems, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control.

Unitholders will have limited voting rights and will not control our general partner.

        The general partner is our manager and operator. Unlike the holders of common stock in a corporation, holders of common units will have only limited voting rights on matters affecting our business. Unitholders will have no right to elect our general partner on an annual or other continuing basis. Our general partner may not be removed except by the vote of the holders of at least 66 2/3 per cent of the outstanding units and upon the election of a successor general partner by the vote of the holders of a majority of the outstanding common units. These required votes would include the votes of units owned by our general partner and its affiliates. The ownership of an aggregate of approximately 31 per cent of the outstanding units by our general partner and its affiliates has the practical effect of making removal of our general partner difficult.

        In addition, the partnership agreement contains some provisions that may have the effect of discouraging a person or group from attempting to remove our general partner or otherwise change our management. If our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

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  any existing arrearages in the payment of the minimum quarterly distributions on the common units will be extinguished, and

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  our general partner will have the right to convert its general partner interests and its incentive distribution rights into common units or to receive cash in exchange for those interests.

These provisions may diminish the price at which the common units will trade under some circumstances.

        The partnership agreement also contains provisions limiting the ability of unitholders to call meetings of unitholders or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management. Further, if any person or group other than our general partner or its affiliates or a direct transferee of our general partner or its affiliates acquires beneficial ownership of 20 per cent or more of any class of units then outstanding, that person or group will lose voting rights with respect to all of its units. As a result, unitholders will have limited influence on matters affecting our operations, and third parties may find it difficult to attempt to gain control of us, or influence our activities.

We may issue additional common units without unitholder approval, which would dilute existing unitholders' interest.

        Our general partner can cause us to issue additional common units, without the approval of unitholders, in the following circumstances:

  •
  under employee benefit plans, if any;

  •
  upon conversion of the general partner interests and incentive distribution rights into common units as a result of the withdrawal of our general partner; or

  •
  in connection with acquisitions or capital improvements that are accretive to our cash flow on a per unit basis.

        In addition, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. Based on the circumstances of each case, the issuance of additional common units or securities ranking senior to or on a parity with the common units may dilute the value of the interests of the then existing holders of common units in the net assets of TC PipeLines and dilute the interests of unitholders in distributions by TC PipeLines. Our partnership agreement does not give the unitholders the right to approve the issuance by us of equity securities ranking junior to the common units at any time.

Issuance of additional common units will increase the risk that we will be unable to pay the full minimum quarterly distribution on all common units.

        Our ability to pay the full minimum quarterly distribution on all the common units may be reduced by any increase in the number of outstanding common units. Additional common units would be issued:

  •
  upon the conversion of the general partner interests and the incentive distribution rights as a result of the withdrawal of the general partner; or

  •
  as a result of future issuances of common units.

        Any of these actions will increase the percentage of the aggregate minimum quarterly distribution payable to the common unitholders, which will in turn have the effect of increasing the risk that we will be unable to pay the minimum quarterly distribution in full on all the common units.

Cost reimbursements due to our general partner may be substantial and could reduce our cash available for distribution.

        Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates, including officers and directors of the general partner, for all expenses incurred by our general partner and its affiliates on our behalf. During the year ended December 31, 2006 we paid fees and reimbursements to our general partner in the amounts of $1.2 million. Our general partner in its sole discretion will determine the amount of these expenses. In addition, our general partner and its affiliates may provide us services for which we will be charged reasonable fees as determined by the general partner. The reimbursement of expenses and the payment of fees could adversely affect our ability to make distributions.

Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

        If our general partner and its affiliates who currently own 30.7 per cent of our common units come to own 80 per cent or more of the common units, the general partner will have the right, which it may assign to any of its affiliates or us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price generally equal to the then current market price of the common units. As a consequence, unitholders may be required to sell their common units at a time when they may not desire to sell them or at a price that is less than the price they would desire to receive upon sale. Unitholders may also incur a tax liability upon a sale of their units.

Unitholders may not have limited liability in some circumstances.

        The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. If it were to be determined that:

  •
  TC PipeLines had been conducting business in any state without compliance with the applicable limited partnership statute, or

  •
  the right or the exercise of the right by the unitholders as a group to remove or replace our general partner, to approve some amendments to the partnership agreement or to take other action under the partnership agreement constituted participation in the "control" of TC PipeLines' business, then unitholders could be held liable in some circumstances for TC PipeLines' obligations to the same extent as a general partner. In addition, under some circumstances a unitholder may be liable to TC PipeLines for the amount of a distribution for a period of three years from the date of the distribution.

Without the consent of each unitholder, Great Lakes, Northern Border Pipeline or Tuscarora might be converted into a corporation, which would result in Great Lakes, Northern Border Pipeline or Tuscarora, as the case may be, being subject to corporate income taxes.

        If it becomes unlawful to conduct the business of Great Lakes, Northern Border Pipeline or Tuscarora as a partnership and some other conditions are satisfied, the business and assets of Great Lakes, Northern Border Pipeline or Tuscarora, as the case may be, will automatically be transferred to a corporation without the vote or consent of unitholders. Therefore, unitholders would not receive a proxy or consent solicitation statement in connection with that transaction. However, we believe that it is unlikely that circumstances requiring an automatic transfer will occur. A transfer to corporate form would result in Great Lakes, Northern Border Pipeline or Tuscarora being subject to corporate income taxes and would likely be materially adverse to its, and, therefore, our, results of operations and financial condition.

If we were found to be an "investment company" under the Investment Company Act of 1940, our contracts may be voidable and our offers of securities may be subject to rescission.

        If we were deemed to be an unregistered "investment company" under the Investment Company Act, our contracts may be voidable and our offers of securities may be subject to rescission, and we may also be subject to other materially adverse consequences.

        Our assets consist of a 46.45 per cent general partner interest in Great Lakes, 50 per cent general partner interest in Northern Border Pipeline and 98 per cent general partner interest in Tuscarora. We could be deemed to be an "investment company" under the Investment Company Act if these general partner interests constituted an "investment security", as defined in the Investment Company Act. If we were deemed to be an "investment company", then we would be required to be registered as an investment company under the Investment Company Act. In that case, there would be a substantial risk that we would be in violation of the Investment Company Act because of the practical inability to register under the Investment Company Act.

Our credit facilities may limit our ability to borrow additional funds or capitalize on business opportunities.

        Our credit facilities contain restrictive covenants that may prevent us from engaging in certain transactions that we deem beneficial. These agreements require us to comply with various affirmative and negative covenants including restrictions on:

  •
  entering into mergers, consolidations and sales of assets;

  •
  granting liens; and

  •
  material amendments to the TC PipeLines' partnership agreement.

In addition, our third party credit facility requires us to maintain certain financial ratios and contains restrictions on:

  •
  incurring additional debt; and

  •
  distributions to partners.

        The instruments governing any future debt may contain similar restrictions.

Tax Risks

The Internal Revenue Service ("IRS") could treat us as a corporation, which would substantially reduce the cash available for distribution to unitholders.

        The anticipated after-tax benefit of an investment in us depends largely on our classification as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35 per cent, distributions would generally be taxed again to unitholders as corporate distributions, and no income, gains, losses, deductions or credits would flow through to them. Because a tax would be imposed upon us as an entity, the cash available for distribution to unitholders would be substantially reduced. Our treatment as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to unitholders and thus would likely result in a substantial reduction in the value of the common units.

        Current law may change so as to cause us to be taxable as a corporation for federal income tax purposes or otherwise to be subject to entity level taxation. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity level taxation for federal, state or local income tax purposes, then specified provisions of the partnership agreement relating to distributions will be subject to change. These changes would include a decrease in distributions to reflect the impact of that law on us.

We have not requested an IRS ruling with respect to our tax treatment.

        We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from our counsel's conclusions expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for the common units and the price at which the common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by some or all of the unitholders and the general partner.

Unitholders may be required to pay taxes on income from us even if they receive no cash distributions.

        Unitholders will be required to pay federal income taxes and, in some cases, state and local income taxes on their allocable share of our income, whether or not they receive cash distributions from us. Unitholders may not receive cash distributions equal to their allocable share of our taxable income or even the tax liability that results from that income.

Tax gain or loss on the disposition of common units could be different than expected.

        If unitholders sell their common units, they will recognize a gain or loss equal to the difference between the amount realized and their tax basis in those common units. Prior distributions in excess of the total net taxable income that unitholders were allocated for a common unit which decreased their tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than their tax basis in that common unit, even if the price is less than the original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to unitholders. If the IRS successfully contests some conventions we use, unitholders could recognize more gain on the sale of common units than would be the case under those conventions without the benefit of decreased income in prior years.

Investors other than individuals that are U.S. residents may have adverse tax consequences from owning common units.

        Investment in common units by tax-exempt entities, regulated investment companies and foreign persons raises issues unique to these persons. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to foreign persons will be reduced by withholding taxes. Foreign persons will be required to file federal income tax returns and pay tax on their share of our taxable income.

We have registered as a "tax shelter." This may increase the risk of an IRS audit of TC PipeLines or a unitholder.

        We have registered as a "tax shelter" with the Secretary of the Treasury. As a result, there may be an increased risk that we will be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1 per cent interest in us has a very limited right to participate in the income tax audit process. Further, any adjustments to our tax returns will lead to adjustments in unitholders' tax returns and may lead to audits of their tax returns and adjustments of items unrelated to us. Unitholders would bear the cost of any expenses incurred in connection with an examination of their personal tax return.

We cannot match transferors and transferees of common units. A successful IRS challenge to certain resulting conventions we have adopted could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units, we have adopted depreciation and amortization conventions that do not conform to all aspects of specified Treasury regulations. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to unitholders or could affect the timing of tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to unitholders' tax returns.

The sale or exchange of 50 per cent or more of our capital and profits interests will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50 per cent or more of the total interests in our capital and profits within a 12-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read "Tax Considerations — Disposition of Common Units — Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

Unitholders will likely be subject to state and local taxes as a result of an investment in units.

        In addition to federal income taxes, unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. Unitholders may be required to file state and local income tax returns and pay state and local income taxes in some or all of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. It is unitholders' responsibility to file all required United States federal, state and local tax returns. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

USE OF PROCEEDS

        The common units to be offered and sold pursuant to this prospectus will be offered and sold by the selling unitholders. We will not receive any proceeds from the sale of common units by the selling unitholders.

DESCRIPTION OF COMMON UNITS

Number Of Units

        As of March 15, 2007, we had 34,856,086 common units outstanding, of which 24,142,935 were held by the public, 8,678,045 were held by TransCan Northern Ltd. and 2,035,106 were held by the general partner, both indirect wholly-owned subsidiaries of TransCanada. TransCanada, through its indirect ownership of the Partnership's general partner, holds a two per cent general partner interest in the Partnership.

        The common units represent an aggregate 98% limited partner interest and the general partner interest represents an aggregate 2% general partner interest in the partnership.

        Under our partnership agreement, we may issue, without further unitholder action, an unlimited number of additional limited partner interests and other equity securities with such rights, preferences and privileges as may be established by the general partner in its sole discretion.

Distributions

        We will make quarterly cash distributions to our partners comprising all of our Available Cash. Available Cash is defined in the partnership agreement and generally means, with respect to any quarter of the partnership, all cash on hand at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

  •
  provide for the proper conduct of our business (including reserves for future capital expenditures and for anticipated credit needs);

  •
  comply with applicable laws or any of our debt instruments or agreements; or

  •
  provide funds for cash distributions to unitholders and the general partner in respect of any one or more of the next four quarters.

        We distribute Available Cash from our operations in the following manner:

  •
  First, 98% to all units, pro rata, and 2% to the general partner, until each unitholder has received the minimum quarterly distribution of $0.45 per common unit for that quarter;

  •
  Second, 85% to all units, pro rata, and 15% to the general partner, until each unitholder has received a total of $0.5275 for that quarter;

  •
  Third, 75% to all units, pro rata, and 25% to the general partner, until each unitholder has received a total of $0.69 for that quarter; and

  •
  Thereafter, 50% to all units, pro rata, and 50% to the general partner.

Voting

        Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders; provided that, if at any time any person or group owns beneficially 20% or more of all common units, such common units so owned may not be voted on any matter and may not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement.

Listing

        Our outstanding common units are listed on the Nasdaq Global Select Market under the symbol "TCLP." Any additional common units we issue will also be listed on Nasdaq.

Transfer Agent And Registrar

        Our transfer agent and registrar for the common units is Mellon Investor Services, LLC.

SELLING UNITHOLDERS

        This prospectus covers the offering for resale of up to 17,356,086 common units by the selling unitholders identified below. These common units represent common units purchased by such selling unitholders in our equity private placement, which closed on February 22, 2007. Please read "Plan of Distribution."

        The following table sets forth information about the maximum number of common units that may be offered from time to time by each selling unitholder under this prospectus. The selling unitholders identified below may currently hold or acquire at any time common units in addition to those registered hereby. In addition, the selling unitholders identified below may sell, transfer or otherwise dispose of some or all of their common units in transactions exempt from or not subject to the registration requirements of the Securities Act. Accordingly, we cannot give an estimate as to the amount of units that will be held by the selling unitholders upon termination of this offering.

        The information in the table below is as of March 15, 2007. Information concerning the selling unitholders may change from time to time and, if necessary, we will supplement this prospectus accordingly.

        To our knowledge, none of the selling unitholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of our common units, except for TransCan Northern Ltd., which owns 100% of TC PipeLines GP, the general partner of the Partnership, and Citigroup Global Markets, Inc. and Lehman Brothers Inc. which have provided investment banking services to us from time to time.

	Common Units Owned Before the Offering(1)				Common Units Owned After the Offering(1)
				Number of Common Units That May Be Sold
Selling Unitholder
	Number		Percent		Number	Percent
TransCan Northern Ltd.	10,713,151	(2)	30.7%	8,678,045	2,035,106	5.8%
Kayne Anderson MLP Investment Company(3)	1,096,116		3.1%	867,804	228,312	*
Kayne Anderson Energy Total Return Fund, Inc.(3)	273,678		*	144,634	129,044	*
Kayne Anderson MLP Fund, L.P.(3)	893,824		2.6%	723,170	170,654	*
Kayne Anderson Capital Income Partners (QP), L.P.(3)	158,191		*	72,317	85,874	*
Strome MLP Fund, LP	148,183		*	144,634	3,549	*
Royal Bank of Canada	650,853		1.9%	650,853	—	*
Tortoise North American Energy Corporation(4)	216,951		*	216,951	—	*
Tortoise Energy Capital Corporation(4)	867,804		2.5%	867,804	—	*
Tortoise Energy Infrastructure Corporation(4)	1,229,390		3.5%	1,229,390	—	*
Structured Finance Americas, LLC	868,200		2.5%	867,804	396	*
Citigroup Global Markets, Inc.	318,811		*	289,268	29,543	*
GPS Income Fund LP	482,157		1.4%	453,411	28,746	*
GPS High Yield Equities Fund	139,485		*	139,485	—	*
HFR RVAGPS Master Trust	77,515		*	77,515	—	*
GPS New Equity Fund LP	57,945		*	57,945	—	*
Lehman Brothers Inc.	717,984		2.1%	717,984	—	*
The Cushing MLP Opportunity Fund I, LP(5)	636,090		1.8%	636,090	—	*
Swank MLP Convergence Fund, LP(5)	86,780		*	86,780	—	*
TPG-Axon Capital Management, LP	433,902		1.2%	433,902	—	*

Total				17,356,086

*
Less than one percent.

(1)
Calculated based on 34,856,086 common units outstanding as of March 15, 2007.

(2)
Includes 2,035,106 common units owned by TC PipeLines GP, Inc., the general partner of the Partnership and a wholly-owned subsidiary of TransCan Northern Ltd.

(3)
Does not include (in addition to the units owned by other Kayne Anderson entities identified in this table) an aggregate of 70,105 common units owned by funds managed by Kayne Anderson Capital Advisors, L.P. or Kayne Anderson Fund Advisors, L.P., each of which is an affiliate of the selling unitholder. Richard A. Kayne, in his capacity as the majority shareholder of Kayne Anderson Capital Advisors, L.P., holds voting and dispositive power with respect to the securities held by the selling unitholder. KA Associates, Inc., an affiliate of the selling unitholder, is a broker-dealer registered pursuant to Section 15(b) of the Exchange Act and is a member of the NASD. The selling unitholder (i) purchased the securities for the selling unitholder's own account, not as a nominee or agent, in the ordinary course of business and with no intention of selling or otherwise distributing securities in any transaction in violation of securities laws and (ii) at the time of purchase, the selling unitholder did not have any agreement or understanding, direct or indirect, with any other person to sell or otherwise distribute the purchased securities.

(4)
Does not include 78,483 common units of which Tortoise Capital Advisors, L.L.C. ("TCA"), an affiliate of the selling unitholders, may be deemed to have beneficial ownership. TCA serves as the investment advisor to the selling unitholders. Pursuant to Investment Advisory Agreements entered into with each selling unitholder, TCA holds voting and dispositive power with respect to the units held by the selling unitholder. The investment committee of TCA is responsible for the investment management of the selling unitholder's portfolio. The investment committee is comprised of H. Kevin Birzer, Zachary A. Hamel, Kenneth P. Malvey, Terry C. Matlack and David J. Schulte.

(5)
Does not include (in addition to the units owned by other Swank Group entities identified in this table) 103,400 common units owned by an affiliate of the selling unitholder.

TAX CONSIDERATIONS

        This section is a summary of material federal income tax considerations that may be relevant to an investment in our common units and, unless otherwise noted in the following discussion, expresses the opinion of Orrick, Herrington & Sutcliffe LLP, our tax counsel, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" are references to TC PipeLines, LP and our subsidiary operating companies.

        The following discussion does not address all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, partnerships, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, real estate investment trusts or mutual funds. Accordingly, we recommend that you consult, and depend on your own tax advisor in analyzing the federal, state, local and foreign tax consequences to you of an investment in our securities.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations we make.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

  •
  the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "— Tax Consequences of Unit Ownership — Treatment of Short Sales");

  •
  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "— Disposition of Common Units — Allocations Between Transferors and Transferees"); and

  •
  whether our method for depreciating Section 743 adjustments is sustainable (please read "— Tax Consequences of Unit Ownership — Section 754 Election").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted tax basis in his partnership interest.

        No ruling has been or will be sought from the IRS with respect to our classification as a partnership for federal income tax purposes or as to the classification as partnerships of the intermediate partnerships, Northern Border Pipeline, Tuscarora or Great Lakes, whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code or any other matter affecting us or prospective unitholders. Instead we have relied on the opinion of counsel that, based upon the Internal Revenue Code, Treasury Regulations, published revenue rulings and court decisions and representations described below, TC PipeLines, the intermediate partnerships, Northern Border Pipeline, Tuscarora and Great Lakes will each be classified as a partnership for federal income tax purposes.

        In rendering its opinion that we, the intermediate partnerships, Northern Border Pipeline, Tuscarora and Great Lakes have been and will continue to be treated as partnerships for federal income tax purposes, Orrick, Herrington & Sutcliffe LLP has relied on the factual representations made by us and the general partner, including:

  •
  None of TC PipeLines, the intermediate partnerships, Northern Border Pipeline, Tuscarora or Great Lakes has elected or will elect to be treated as an association or corporation and, except for TC PipeLines, has never been a publicly-traded partnership;

  •
  For each taxable year, more than 90% of our gross income has been and will be derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas, its products and naturally occurring carbon dioxide, or other items of income as to which counsel has or will opine are "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

  •
  Neither we, the general partner, nor any intermediate partnership has permitted or will permit Northern Border Pipeline, Tuscarora or Great Lakes to engage in any significant activity other than the transportation (within the meaning of Section 7704(d) of the Internal Revenue Code) of natural gas without first receiving an opinion of counsel to the effect that such activity will not cause Northern Border Pipeline, Tuscarora or Great Lakes to have income that is not qualifying income.

        Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "qualifying income exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation and marketing of natural gas. Other types of qualifying income include interest from other than a financial business, dividends, gains from the sale of real property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We have satisfied the qualifying income test in each taxable year to date, and we estimate that less than 2% of our current income is not qualifying income. The percentage of our gross income that constitutes qualifying income could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our gross income constitutes qualifying income.

        If we fail to meet the qualifying income exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and TC PipeLines, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If any of TC PipeLines, the intermediate partnerships, Northern Border Pipeline, Tuscarora or Great Lakes were treated as an association taxable as a corporation in any taxable year, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to its equity holders, and its net income would be taxed to it at corporate rates. In addition, any distributions by the affected entity to its equity holders would be treated as either taxable dividend income, to the extent of its current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the holder's tax basis in its equity interest in the entity, or taxable capital gain, after the holder's tax basis in the equity interest is reduced to zero. Accordingly, treatment of TC PipeLines, the intermediate partnerships, Northern Border Pipeline, Tuscarora or Great Lakes as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

        The discussion below is based on Orrick, Herrington & Sutcliffe LLP's opinion that we, the intermediate partnerships, Northern Border Pipeline, Tuscarora and Great Lakes will be classified as partnerships for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of TC PipeLines will be treated as partners of TC PipeLines for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will also be treated as partners of TC PipeLines for federal income tax purposes.

        A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such common units for federal income tax purposes. Please read "— Tax Consequences of Unit Ownership — Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. Such holders are urged to consult their own tax advisors with respect to their status as partners of TC PipeLines for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his allocable share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by that unitholder. Consequently, a unitholder may be allocated a share of our income even if he has not received a cash distribution. Each unitholder must include in income his allocable share of our income, gain, loss and deduction for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Our distributions to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "— Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent that our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years that are equal to the amount of that shortfall.

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if that distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income under Section 751(b) of the Internal Revenue Code. That income will equal the excess of the non-pro rata portion of the distribution over the unitholder's tax basis for the share of the Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder will have an initial tax basis for his common units equal to the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by his share of our losses, by any decrease in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities.

        Limitations on Deductibility of Our Losses.    The deduction by a unitholder of his share of our losses will first be limited to his tax basis in his common units and, in the case of an individual unitholder or a corporate unitholder who is subject to the "at risk" rules, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than the unitholder's tax basis. A unitholder must recapture losses deducted in previous years to the extent that our distributions cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of his tax basis in his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money the unitholder borrows to acquire or hold his common units if the lender of such borrowed funds owns an interest in us, is related to the unitholder or can look only to common units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities, generally, activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset future income we generate and will not be available to offset income from other passive activities or investments, including other publicly-traded partnerships, or salary or active business income. Passive losses which are not deductible because they exceed a unitholder's share of our income may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any suspended passive losses we generate, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly-traded partnership will be treated as investment income to unitholders. In addition, a unitholder's share of our portfolio income will be treated as investment income.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction are allocated among the general partner and the unitholders in accordance with their respective percentage interests in us. At any time that incentive distributions are made to the general partner, gross income is allocated to the general partner to the extent of these distributions. If we have a net loss for the entire year, our items of income, gain, loss and deduction are generally allocated first, to the general partner and the unitholders in accordance with their respective percentage interests to the extent of their positive capital accounts, as maintained under the partnership agreement, and second, to the general partner.

        Specified items of our income, deduction, gain and loss are allocated to account for the difference between the tax basis and fair market value of property contributed or deemed contributed to us by the general partner and its affiliates, and to account for the difference between the fair market value of our assets and their carrying value on our books at the time we issue units in any offering, referred to in this discussion as "contributed property." The effect of these allocations to a unitholder purchasing common units in an offering, including the offering made pursuant to this prospectus, will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of purchase. In addition, items of recapture income are allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income. Finally, although we do not expect that our operations will result in the creation of negative capital accounts to unitholders, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account and "tax" capital account, will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including the partners' relative contributions to us, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation. Orrick, Herrington & Sutcliffe LLP is of the opinion that, with the exception of the issues described in "— Tax Consequences of Unit Ownership — Section 754 Election" and "— Disposition of Common Units — Allocations Between Transferors and Transferees," the allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust subsequent distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

        Treatment of Short Sales.    A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of ownership of those common units. If so, he would no longer be a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, deduction or loss with respect to those common units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder with respect to those common units would be fully taxable; and

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  all of these distributions would appear to be treated as ordinary income.

        Counsel has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "— Disposition of Common Units — Recognition of Gain or Loss."

        Tax Rates.    In general, the highest effective United States federal income tax rate for individuals currently is 35% and the maximum United States federal income rate for net capital gains of an individual is 15% if the capital asset disposed of was held for more than 12 months at the time of disposition.

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any of our items of income, gain, deduction or loss for purposes of the alternative minimum tax. In general, the minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. The election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases units directly from us, but does not apply to a person who purchases common units in this offering from selling unitholders. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Treasury Regulations under Section 743 of the Internal Revenue Code require a partnership that adopts the remedial allocation method (which we have adopted) to depreciate a portion of the Section 743(b) adjustment attributable to recovery property over the remaining cost recovery period for the Section 704(c) built-in gain. Treasury Regulations under Section 197 similarly require a portion of the Section 743(b) adjustment attributable to amortizable Section 197 intangibles to be amortized over the remaining amortization period for the Section 704(c) built-in gain in such intangibles. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 of the Internal Revenue Code is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, we have adopted a convention to preserve the uniformity of common units even if that convention is not consistent with specified Treasury Regulations. Please read "— Uniformity of Common Units."

        Although counsel is unable to opine as to the validity of this method because there is no clear authority on this issue, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to specified unitholders. Please read "— Uniformity of Common Units."

        The allocation of the Section 743(b) adjustment must be made in accordance with the Internal Revenue Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment to goodwill even though not so allocated by us. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets.

        A Section 754 election is advantageous if the transferee's tax basis in his common units is higher than the common units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his common units is lower than such common units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or adversely by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the value of our assets and other matters. The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We currently use the year ending December 31 as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "— Disposition of Common Units — Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The adjusted tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately adjusted gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to any offering will be borne by the general partner and other unitholders as of that time. Please read "— Tax Treatment of Unitholders — Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We will not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own may be required to recapture those deductions as ordinary income upon a sale of his interest in

us. Please read "— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction" and "— Disposition of Common Units — Recognition of Gain or Loss."

        The costs incurred in promoting the issuance of common units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. Uncertainties exist regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. The underwriting discounts and commissions we incur are treated as syndication costs.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates as to the relative fair market values, and determinations of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers with respect to valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years.

Disposition of Common Units

        Recognition of Gain or Loss.    A unitholder will recognize gain or loss on a sale of common units equal to the difference between the amount realized and the unitholder's tax basis for the common units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in common units, on the sale or exchange of a common unit will generally be taxable as capital gain or loss. Capital gain recognized on the sale of common units held for more than 12 months will generally be taxed at a maximum rate of 15%. A portion of this gain or loss, which could be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the common unit and may be recognized even if there is a net taxable loss realized on the sale of the common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of common units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. On the other hand, a selling unitholder who can identify common units transferred with an ascertainable holding period may elect to use the actual holding period of the units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or otherwise terminated at its fair market value, if the taxpayer or a related person enters into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to a partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially similar property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses are determined annually, are prorated on a monthly basis and are subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the NASDAQ Global Select Market on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of common units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns common units at any time during a quarter and who disposes of these common units prior to the record date set for a cash distribution with respect to that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells or exchanges common units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferee of a common unit will be required to furnish a statement to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that sets forth the amount of the consideration paid for the common unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

        Constructive Termination.    We will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A termination of TC PipeLines will cause a termination of the intermediate partnerships. Our termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before to the termination.

Uniformity of Common Units

        Because we cannot match transferors and transferees of common units, uniformity of the economic and tax characteristics of the common units to a purchaser of these common units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units. Please read "— Tax Consequences of Unit Ownership — Section 754 Election."

        Consistent with the regulations under Section 743, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743, but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property.

        If this kind of aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This convention will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders. Counsel has not opined as to the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this type of challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. Please read "— Disposition of Common Units — Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of common units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our taxable income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to that unitholder.

        A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or specified related sources and net income derived from the ownership of an interest in a "qualified publicly traded partnership." We expect that we will meet the definition of a "qualified publicly traded partnership."

        Non-resident aliens and foreign corporations, trusts or estates which hold common units will be considered to be engaged in business in the United States on account of ownership of common units. As a consequence they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, we will withhold at applicable rates on actual cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

        Because a foreign corporation which owns common units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. An income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident" may reduce or eliminate this tax. In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a common unit will be subject to federal income tax on gain realized on the disposition of that common unit to the extent that this gain is deemed to be effectively connected with a United States trade or business of the foreign unitholder.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the unitholder's share of income, gain, loss and deduction. Any of these conventions may not yield a result which conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. The IRS may successfully contend in court that those accounting and reporting conventions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an audit of this kind may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the "tax matters partner" for these purposes. Our partnership agreement appoints the general partner as our tax matters partner.

        The tax matters partner will make some elections on our behalf and on behalf of the unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to items in our returns. The tax matters partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner. The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in our profits and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  •
  whether the beneficial owner is

  •
  a person that is not a United States person,

  •
  a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

  •
  a tax-exempt entity;

  •
  the amount and description of common units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report such information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

        Reportable Transactions.    Treasury regulations require taxpayers to report certain information on IRS Form 8886 if they participate in a "reportable transaction." Unitholders may be required to file this form with the IRS if we participate in a "reportable transaction." A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. Each unitholder is urged to consult with his own tax advisor concerning the application of any of these factors to his ownership of common units. Our participation in a reportable transaction could increase the likelihood that our federal income tax return (and possibly your tax return) would be audited by the IRS. Please read "— Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the Code:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described below at "— Accuracy-Related Penalties,"

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

  •
  in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any "reportable transactions."

        Registration as a Tax Shelter.    We registered as a "tax shelter" under the law in effect at the time of our initial public offering and were assigned tax shelter registration number 99-14000010. Issuance of a tax shelter registration number to us does not indicate that investment in us or the claimed benefits have been reviewed, examined or approved by the IRS. The American Jobs Creation Act of 2004 (the "Jobs Act") repealed the tax shelter registration rules and replaced them with a new reporting regime. However, IRS Form 8271, as revised after the Jobs Act, nevertheless requires a unitholder to continue to report our tax shelter registration number on the unitholder's tax return for any year in which the unitholder claims any deduction, loss or other benefit, or reports any income, with respect to our common units. The IRS also appears to take the position that a unitholder who sells or transfers our common units after the Jobs Act must continue to provide our tax shelter registration number to the transferee. Unitholders are urged to consult their tax advisors regarding the application of the tax shelter registration rules.

        Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

        A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority"; or

  •
  as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return.

        More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of our income, gain, loss or deduction included in the distributive shares of unitholders might result in an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local and Other Tax Considerations

        In addition to federal income taxes, a unitholder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which he resides or in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve the non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "— Tax Consequences of Unit Ownership — Entity-Level Collections."

        It is the responsibility of each unitholder to investigate the legal and tax consequences under the laws of pertinent states and localities of his investment in us. Accordingly, we recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as U.S. federal, tax returns that may be required of him. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended, and restrictions imposed by Section 4975 of the Internal Revenue Code if such plans are subject to Title I of ERISA or Section 4975 of the Internal Revenue Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans, and tax-deferred annuities or individual retirement accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether such investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA;

  •
  the fact that such investment could result in recognition of unrelated business taxable income by such plan even if there is no net income and, if so, the potential after-tax return could be reduced;

  •
  the effect of an imposition of income taxes on the potential investment return for an otherwise tax-exempt investor; and

  •
  whether, as a result of the investment, the plan will be required to file an exempt organization business income tax return with the IRS.

        The person with investment discretion with respect to the assets of an employee benefit plan should determine whether an investment in us is authorized by the appropriate governing instrument and is a prudent investment for such plan.

        In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets. If so, the general partner also would be a fiduciary of such plan, and we would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit an employee benefit plan from engaging in transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. These provisions also apply to individual retirement accounts which are not subject to Title I of ERISA. The U.S. Department of Labor issued final regulations on November 13, 1986 that provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets." Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

  •
  the equity interests acquired by employee benefit plans are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under the federal securities laws;

  •
  the entity is an "operating company," i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

  •
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by employee benefit plans (as defined in Section 3(3) of ERISA), whether or not they are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Internal Revenue Code, and any entities whose underlying assets include "plan assets" by reason of a plan's investments in the entity.

        Our assets would not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) above. Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION

        We are registering the common units on behalf of the selling unitholders. As used in this prospectus, "selling unitholders" includes donees and pledgees selling common units received from a named selling unitholder after the date of this prospectus.

        Under this prospectus, the selling unitholders intend to offer our securities to the public:

  •
  through one or more broker-dealers;

  •
  through underwriters; and

  •
  directly to investors.

The selling unitholders may price the common units offered from time to time:

  •
  at market prices prevailing at the time of any sale under this registration statement;

  •
  at prices related to market prices; or

  •
  at negotiated prices.

        We will pay the costs and expenses of the registration and offering of the common units offered hereby. We will not pay any underwriting fees, discounts and selling commissions allocable to each selling unitholder's sale of its respective or common units, which will be paid by the selling unitholders. Broker-dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:

  •
  in or through one or more transactions (which may involve crosses and block transactions) or distributions;

  •
  on the Nasdaq Global Select Market;

  •
  in the over-the-counter market; or

  •
  in private transactions.

        Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker-dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.

        To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions the selling unitholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

        In addition, the selling unitholders have advised us that they may sell the common units in compliance with Rule 144, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

        We have agreed to indemnify the selling unitholder and each underwriter, selling agent or other securities professional, if any, against certain liabilities to which they may become subject in connection with the sale of the common units owned by the selling unitholder and registered under this prospectus, including liabilities arising under the Securities Act of 1933.

LEGAL MATTERS

        Certain legal and tax matters in connection with the units will be passed upon by Orrick, Herrington & Sutcliffe LLP, San Francisco, California, as our counsel.

EXPERTS

        The consolidated financial statements of TC PipeLines, LP and its subsidiaries as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Great Lakes Gas Transmission Limited Partnership as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31,

2006, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements and schedule of Northern Border Pipeline Company as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee and the NASD filing fee, the amounts set forth below are estimates:

Securities and Exchange Commission registration fee	$19,598
Legal fees and expenses	100,000
Accounting fees and expenses	50,000
Printing expenses	40,000
Transfer Agent and Registrar fees and expenses	15,000
Miscellaneous	10,000

$234,598

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

        Section 7.7(a) of the Amended and Restated Agreement of Limited Partnership ("Partnership Agreement") of TC PipeLines, LP provides that to the fullest extent permitted by law, all Indemnitees (as defined below) shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The Partnership Agreement defines an Indemnitee as: (i) the General Partner, (ii) any Departing Partner, (iii) any Person who is or was an Affiliate of the General Partner or any Departing Partner, (iv) any Person who is or was a member, partner, officer, director, employee, agent or trustee of the Partnership, any intermediate partnership and any majority owned subsidiary of such entity (each, a "Group Member"), the General Partner or any Departing Partner or any Affiliate of any Group Member, the General Partner or any Departing Partner, and (v) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, employee, member, partner, agent or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

        Section 7.7(b) of the Partnership Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized by Section 7.7(a).

        Section 7.7(g) of the Partnership Agreement states that an Indemnitee shall not be denied indemnification in whole or in part under Section 7.7 because the Indemnitee has an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the Partnership Agreement.

        Section 7.8(a) of the Partnership Agreement provides that notwithstanding anything to the contrary set forth in the Partnership Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the limited partners of the Partnership, the assignees or any other Persons who have acquired securities of the Partnership, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

        Section 7.8(b) of the Partnership Agreement states that the General Partner, subject to its obligations and duties as General Partner set forth in Section 7.1(a) of the Partnership Agreement, may exercise any of the powers granted to it by the Partnership Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

        Additionally, Section 7.8(c) provides that to the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any partner for its good faith reliance on the provisions of the Partnership Agreement. The provisions of the Partnership Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the partners to replace such other duties and liabilities of such Indemnitee.

        Any underwriting agreement entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of officers and directors of the General Partner.

ITEM 16.    EXHIBITS

4.1		Form of certificate representing the Common Units of TC PipeLines, LP (incorporated by reference from Exhibit A to Appendix A to the Registrant's Registration Statement on Form S-1, File No. 333-69947).
4.2		Certificate of Limited Partnership of TC PipeLines, LP (incorporated by reference from Exhibit 3.2 to the Registrant's Form S-1 Registration Statement, Registration No. 333-69947, December 30, 1998).
4.3		Amended and Restated Agreement of Limited Partnership of TC PipeLines, LP (incorporated by reference from Exhibit 3.1 to the Registrant's Form 10-K, File No. 000-26091, filed on March 28, 2000).
4.4		Registration Rights Agreement dated February 22, 2007 (incorporated by reference from Exhibit 4.1 to the Registrant's Form 8-K, File No. 000-26091, filed on February 23, 2007).
5.1	*	Opinion of Orrick, Herrington & Sutcliffe LLP as to the legality of the securities registered hereby.
8.1	*	Opinion of Orrick, Herrington & Sutcliffe LLP with respect to certain federal tax matters.
23.1		Consent of KPMG LLP re TC PipeLines, LP.
23.2		Consent of KPMG LLP re Great Lakes Gas Transmission Limited Partnership.
23.3		Consent of KPMG LLP re Northern Border Pipeline Company.
23.4		Consents of Orrick, Herrington & Sutcliffe LLP (included in Exhibits 5.1 and 8.1).
24.1	*	Power of Attorney (included on signature page).

*Previously filed.

ITEM 17.    UNDERTAKINGS

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which as registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that,

      (B)
      Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (5)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

    (A)
    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (B)
    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (6)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

    The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

(j)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Calgary, Province of Alberta, Canada on June 6, 2007.

TC PIPELINES, LP
By:	TC PIPELINES, GP, INC., its General Partner
By:	/s/ DONALD DEGRANDIS Donald DeGrandis Secretary

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ RUSSELL K. GIRLING* Russell K. Girling	Chief Executive Officer and Chairman of TC PipeLines GP, Inc. (Principal Executive Officer)	June 6, 2007
/s/ AMY W. LEONG* Amy W. Leong	Controller of TC PipeLines GP, Inc. (Principal Financial Officer and Principal Accounting Officer)	June 6, 2007
/s/ STEVEN D. BECKER* Steven D. Becker	Director of TC PipeLines GP, Inc.	June 6, 2007
/s/ KRISTINE L. DELKUS* Kristine L. Delkus	Director of TC PipeLines GP, Inc.	June 6, 2007
/s/ JACK F. JENKINS-STARK* Jack F. Jenkins-Stark	Director of TC PipeLines GP, Inc.	June 6, 2007
/s/ GREGORY A. LOHNES* Gregory A. Lohnes	Director of TC PipeLines GP, Inc.	June 6, 2007
/s/ DAVID L. MARSHALL* David L. Marshall	Director of TC PipeLines GP, Inc.	June 6, 2007
/s/ WALENTIN MIROSH* Walentin (Val) Mirosh	Director of TC PipeLines GP, Inc.	June 6, 2007
*By:	/s/ DONALD DEGRANDIS Donald DeGrandis, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description
4.1		Form of certificate representing the Common Units of TC PipeLines, LP (incorporated by reference from Exhibit A to Appendix A to the Registrant's Registration Statement on Form S-1, File No. 333-69947).
4.2		Certificate of Limited Partnership of TC PipeLines, LP (incorporated by reference from Exhibit 3.2 to the Registrant's Form S-1 Registration Statement, Registration No. 333-69947, December 30, 1998).
4.3		Amended and Restated Agreement of Limited Partnership of TC PipeLines, LP (incorporated by reference from Exhibit 3.1 to the Registrant's Form 10-K, File No. 000-26091, filed on March 28, 2000).
4.4		Registration Rights Agreement dated February 22, 2007 (incorporated by reference from Exhibit 4.1 to the Registrant's Form 8-K, File No. 000-26091, filed on February 23, 2007).
5.1	*	Opinion of Orrick, Herrington & Sutcliffe LLP as to the legality of the securities registered hereby.
8.1	*	Opinion of Orrick, Herrington & Sutcliffe LLP with respect to certain federal tax matters.
23.1		Consent of KPMG LLP re TC PipeLines, LP.
23.2		Consent of KPMG LLP re Great Lakes Gas Transmission Limited Partnership.
23.3		Consent of KPMG LLP re Northern Border Pipeline Company.
23.4		Consents of Orrick, Herrington & Sutcliffe LLP (included in Exhibits 5.1 and 8.1).
24.1	*	Power of Attorney (included on signature page).

*Previously filed.

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EXPLANATORY NOTE
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
ABOUT TC PIPELINES, LP
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF COMMON UNITS
SELLING UNITHOLDERS
TAX CONSIDERATIONS
INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX